Exhibit 1.3

AVANIR PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

SALES AGREEMENT

July 5, 2013

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated August 8, 2012, including the Schedules thereto (the “Sales Agreement”), between Cowen and Company, LLC (“Cowen”) and Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which the Company agreed to sell through Cowen, as sales agent, up to $25,000,000 of shares of common stock, par value $0.0001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between Cowen and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. Cowen and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1. The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time after July 5, 2013 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cowen, acting as agent and/or principal, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $30,382,379.22, which amount available for sale is in addition to the sales of shares of Common Stock (the aggregate offering price of which equaled $19,617,620.78) made pursuant to this Agreement prior to July 5, 2013.”

2. The following shall be added as the sixth sentence of the second paragraph of Section 1 of the Sales Agreement:

“The Company may file one or more (i) prospectus supplements to the Base Prospectus specifically relating to the Placement Shares (which shall be a Sales Agreement Prospectus) or (ii) additional registration statements from time to time that will contain a base prospectus (which shall be a Base Prospectus) and a prospectus or prospectus supplement, if applicable, specifically relating to the Placement Shares (which shall be a Sales Agreement Prospectus).”

3. Schedule 1 is amended by adding the words “as amended on July 5, 2013” after “August 8, 2012.”

4. The first sentence of the Officer Certificate attached as Exhibit 7(m) is amended to add “as amended on July 5, 2013” after “August 8, 2012.”

B. Sales Agreement Prospectus. Within two (2) business days of the date hereof, the Company shall file either a (i) a prospectus supplement to the Base Prospectus, pursuant to Rule 424(b), reflecting this Amendment or (ii) a new registration statement on Form S-3 that includes a new Sales Agreement Prospectus.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

AVANIR PHARMACEUTICALS, INC.

By:	/s/ Christine G. Ocampo
	Name:	Christine G. Ocampo
	Title:	Vice President of Finance

ACCEPTED as of the date first-above written:

COWEN AND COMPANY, LLC

By:	/s/ Kevin Raidy
	Name:	Kevin Raidy
	Title:	Managing Director, Co-Head of Investment Banking

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AVANIR PHARMACEUTICALS, INC. – AMENDMENT NO. 1 TO SALES AGREEMENT